Exhibit 10.11

Aureus Greenway Holdings Inc.

2995 Remington Boulevard

Kissimmee, Florida

September 9, 2025

To: Vuk Jeremic

c/o Vuk Jeremic ent Consulting Agency, Ohridska no. 5, Belgrade, Serbia, registration number: 63347949,

TIN: 108286718,

(hereinafter “the Advisory agency”), wholly owned and represented by Vuk Jeremic

Re: Independent Director Offer Letter

Dear Mr. Vuk Jeremić:

Aureus Greenway Holdings Inc., a Nevada corporation (the “Company” or “we”), is pleased to offer you in Mr. Vuk Jeremić’s individual capacity a position as an independent director (“Director”) on its board of directors (the “Board”). We believe Mr. Vuk Jeremić’s background and experience will be a significant asset to the Company and we look forward to Mr. Vuk Jeremić’s participation as a Director in the Company. Should you choose to accept this position as a Director, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company as of September 9, 2025 (the “Effective Date”). Mr. Vuk Jeremić’s appointment shall also be subject to the approval of the Company’s Board and/or Nominating and Corporate Governance Committee. Your agreement of the following shall memorialize your status as a Director of the Company as of the Effective Date.

1. Term. This Agreement is effective on September 9, 2025 (the “Effective Date”). Mr. Vuk Jeremić’s term as a Director shall continue subject to the provisions in Section 9 below or until Mr. Vuk Jeremić’s successor is duly elected and qualified. The position shall be up for re-appointment every year by the Board and upon reappointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. Mr. Vuk Jeremić shall render customary services as a Director, and the Chair of Nominating and Corporate Governance Committee, a member of Compensation Committee and a member of Audit Committee (hereinafter, Mr. Vuk Jeremić’s “Duties”). Mr. Vuk Jeremić acknowledges that his service as a Director is personal and non-delegable, and that while payments may be directed to the Advisory agency for all duties and responsibilities under this Agreement are to be performed by Mr. Vuk Jeremić individually as the Director. During the term of this Agreement, Mr. Vuk Jeremić may attend and participate at each meeting regarding the business and operation issues of the Company as regularly or specially called, via teleconference, video conference or in person. Mr. Vuk Jeremić shall consult with the members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Services for Others. Mr. Vuk Jeremić shall be free to represent or perform services for other persons during the term of this Agreement. Notwithstanding the foregoing, Mr. Vuk Jeremić represents that to the best of his knowledge that he qualifies as an independent director under Nasdaq Listing Rule 5605(a)(2) and related United States Securities and Exchange Commission rules, and that as of the date of this Agreement neither Mr. Vuk Jeremić nor the Advisory agency has any other business relationships with the Company that could impair such independence. Mr. Vuk Jeremić and the Advisory agency agree to promptly notify the Company of any changes in Mr. Vuk Jeremić or the Advisory agency’s circumstances that may affect Mr. Vuk Jeremić or the Advisory agency’s independence.

4. Compensation. As compensation for services to the Company, the Advisory agency will receive upon execution of this Agreement:

i. compensation of $75,000 for each calendar year of service under this Agreement on a pro-rated basis, payable on a monthly basis, to the bank account of the Advisory agency and according to the instructions Mr. Vuk Jeremić shall provide the Company, provided that such payments are treated as compensation for Mr. Vuk Jeremić’s personal services as Director.

ii. As of the Effective Date, the Advisory agency shall be reimbursed for reasonable expenses incurred by Mr. Vuk Jeremić in connection with the performance of Mr. Vuk Jeremić’s Duties (including travel expenses for in-person meetings).

iii. An equity grant as of the Effective Date (the “Date of Grant”):

a)	A non-statutory option to purchase 50,000 shares of common stock of the Company (the “Stock Option”) pursuant to the Company’s prospective 2026 equity incentive plan (the “Plan”) which shall have an exercise price of $3.00 per share (the “Exercise Price”) and a term of ten (10) years from the Date of Grant.

b)	Such Stock Option shall vest and be exercisable as to (i) forty percent (40%) of the shares subject to the Stock Option on July 9th, 2026 (“First Vesting Date”) and (ii) the remaining sixty percent (60%) of the shares subject to the Stock Option at a rate of 1/24th of each monthly anniversary of First Vesting Date such that the Stock Option shall be fully vested and exercisable on the second anniversary of the First Vesting Date. Upon issuance under the Plan, the Exercise Price shall be payable (i) in cash, cash equivalent and/or vested shares of common stock of the Company valued at the closing price on such national exchange at the time the Stock Option is exercised; provided, however, that such Ordinary Shares are not subject to any pledge or other security interest, (ii) by another method approved and administered by the compensation committee of the Board in accordance with applicable law, including without limitation that such Stock Option can be exercisable by means of a broker-assisted “cashless exercise” to sell the shares of common stock underlying such Stock Options otherwise deliverable upon the exercise of the Stock Options and to delivered in a timely manner to the Company an amount equal to the Exercise Price.

c)	Such Stock Option shall be subject to the terms and conditions of the Plan and the stock option agreement between the Company and Director and the Company agrees that the final Plan and agreement will include terms that are not inconsistent with and no less favorable to the Director than those terms described herein this subsection 4(iii).

5. D&O Insurance Policy. During the term of this Agreement and for so long as the Director may be subject to any liability by reason of serving as a Director of the Company, the Company shall maintain directors and officers liability insurance (including “Side A” coverage) in an amount and on terms no less favorable than those provided to any other director or officer of the Company. The Company shall ensure that Mr. Vuk Jeremić is named as an insured under such policy and such insurance coverage shall not be terminated or reduced in scope without prior written notice to Mr. Vuk Jeremić or the Advisory agency.

6. No Assignment. Because of the personal nature of the services to be rendered by Mr. Vuk Jeremić, this Agreement may not be assigned by the Advisory agency without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of Mr. Vuk Jeremić’s access to certain Confidential Information (as defined below) of the Company, in connection with Mr. Vuk Jeremić’s business relationship with the Company, Mr. Vuk Jeremić hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon Mr. Vuk Jeremić’s termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that Mr. Vuk Jeremić will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of Mr. Vuk Jeremić’s business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of Mr. Vuk Jeremić’s business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to Mr. Vuk Jeremić’s legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of Mr. Vuk Jeremić’s Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8. Non-Solicitation. During the term of Mr. Vuk Jeremić’s appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to Mr. Vuk Jeremić’s appointment.

9. Termination and Resignation. Mr. Vuk Jeremić’s services as a Director may be terminated for any or no reason by the determination of the Board. You may also terminate Mr. Vuk Jeremić’s services as a Director for any or no reason by delivering Mr. Vuk Jeremić’s written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, Mr. Vuk Jeremić’s right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with Mr. Vuk Jeremić’s performance of Mr. Vuk Jeremić’s Duties as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at its New York office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in New York. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Mr. Vuk Jeremić’s performance of Mr. Vuk Jeremić’s Duties, other than any such Losses incurred as a result of Mr. Vuk Jeremić’s gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on Mr. Vuk Jeremić’s behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

14. Amendment of Terms. The terms and conditions set forth in this Agreement may be amended, modified, or renegotiated at any time by the mutual written agreement of the Company and the Director. Any such amendment must be in writing and signed by both parties to be effective. No oral modifications shall be valid.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

Aureus Greenway Holdings Inc.

By:	/s/ ChiPing Cheung
ChiPing Cheung
Chief Executive Officer, President and Director

AGREED AND ACCEPTED:

/s/ Vuk Jeremić
Name:	Vuk Jeremić